NYSE AMEX LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 23, 2010

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

China Networks International Holdings, Ltd.

Common Stock, $0.0001 Par Value

Warrants, No Par Value

Units, No Par Value

Commission File Number – 333-164098

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that has triggered the application of Section 341 of the NYSE Amex LLC Company Guide (the “Company Guide”) which states that a listed issuer which engages in a reverse merger will be eligible for continued listing on the Exchange only if the post-transaction entity meets the standards for initial listing.

2.

The Common Stock, Warrants and Units (the “Securities”) of China Networks International Holdings, Inc. do not qualify for continued listing for the following reasons:

At a Special Meeting of Shareholders that was held on June 24, 2009, Alyst Acquisition Corporation (“Alyst”) received approval to consummate the acquisition of China Networks Media, Ltd. (the “Acquisition”).  Subsequently, on June 30, 2009, Alyst completed the Acquisition and changed its name to China Networks International Holdings, Inc. (referred to hereinafter as the “Company”).  The Acquisition constituted a reverse merger pursuant to Section 341 of the Company Guide and the Company failed to qualify under any of the Exchange’s initial listing standards upon consummation of the Acquisition.

3.

In reviewing the eligibility of the Securities for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On July 6, 2009, Staff notified the Company that the Exchange staff had determined to initiate delisting proceedings against the Company because the Acquisition was deemed to be a reverse merger and the post-transaction entity did not satisfy the Exchange’s initial listing standards as required by Section 341 of the Company Guide (the “Staff Determination”).  The Exchange’s letter dated July 6, 2009 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by July 13, 2009.

(b)

On July 10, 2009, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.  A hearing before the Panel was scheduled for August 26, 2009.

(c)

On August 26, 2009, a hearing, at which the Company was present, was conducted before the Panel.  By letter dated August 28, 2009, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its Securities on the Exchange and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(d)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period and was not otherwise in compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Securities from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Xin Yan Li, Chief Financial Officer of China Networks International Holdings, Inc.

/s/

Janice O’Neill

Sr. Vice President – Corporate Compliance

NYSE Amex LLC